Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
Lime Energy Co. (formerly known as Electric City Corp.)
Elk Grove Village, Illinois
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2006, except for Note 23 which is as of June 15, 2006, relating to the consolidated financial statements and schedule of Lime Energy Co. (formerly known as Electric City Corp.) which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Chicago, Illinois
November 27, 2006